Exhibit 99.1

September 29, 2020

Dear Fellow Shareholder:

As we have done in April, June and August so far this year, we want to provide you with a periodic company update as we further navigate the 2020 health, economic and operating environments.

As an organization, we continue to proactively adapt and react to business and segment realities, while keeping our primary focus on the health and safety of our approximately 12,500 residents and caregivers in our 71 seniors housing communities, plus that of all CNL teammates. We are one of the nation’s 25 largest owners of seniors housing (as ranked by the American Seniors Housing Association as of June 2020) and each day we strive to deliver high-quality and compassionate care in partnership with our operators to a population that remains particularly susceptible to COVID-19.

COVID-19 & Portfolio Update

Based on information received from our operators, as of September 22, 2020, 5 of our communities in 2 states reported laboratory-confirmed COVID-19 cases, of which 3 of those communities had experienced resident deaths. For context, the comparable metrics as reported in our June update letter were 12, 9 and 7, respectively. The moderation of COVID-19 activity in our portfolio is encouraging and is a direct function of the relentless efforts and focus of our teams to prevent and contain the spread of the virus within each community. Our encouragement further stems from the fact that as of September 22, approximately 83% of our communities had not experienced active resident cases in the prior two weeks, plus our operators reported zero new suspected cases as of the date of this letter.

Despite CNL’s and our operators’ best efforts, we continue to experience downward pressure on occupancy as move-ins and tours remain understandably constricted by local and state guidelines, operator protocols and current customer preferences. Since March and the onset of the pandemic, our managed seniors housing portfolio has experienced a 4.2% overall decline in unit occupancy resulting in a portfolio-wide trailing 3-month average occupancy rate of approximately 82.9% as of August. While the downward occupancy trend has been real for our portfolio, it appears to be moderating somewhat — though we have not yet witnessed any meaningful rebound. As a point of reference, on September 17, our leading industry trade organization (National Investment Center for Seniors Housing & Care, or NIC) provided updated seniors housing data showing that the rolling 3-month period occupancy ending August fell by 4.7% compared to the same period ending March. This data point underscores our view that we continue to perform well relative to our peer group for which comparable data is available. Additionally, as of September 22, we are pleased to report that 69 of our 71 communities are open to admitting new residents and move-ins.

We have faced an especially challenging few months as it relates to weather events and natural disasters. A string of tropical storms and hurricanes coming through the Gulf of Mexico have kept our collective readiness at a very high level. Thus far, our portfolio has fortunately experienced minimal effects from storms as of the halfway point of this hurricane season. Similarly, we have paid very close attention to wildfire activity in the Western U.S. In an abundance of caution, we recently had to totally evacuate one of our Oregon communities due to fires in the proximity. All residents and staff were evacuated swiftly and safely and housed temporarily. Our physical asset was spared damage and last week we reoccupied the community and resumed normal operations.

Financial Health

In the face of the varied challenges noted above, we remain especially focused on maintaining a strong balance sheet, liquidity and financial flexibility. As of September 22, the company had approximately $250.7 million in cash, cash equivalents and available capacity under our corporate line of credit facility. This equates to almost 3.6 times our annual corporate operating expenses and debt service obligations based on annualized 2020 second quarter results. With a very low debt level and de minimis maturing loans, we continue to believe we are financially well-positioned to move forward. Importantly, you recently received your third quarter shareholder distribution in an amount that was unchanged from pre-pandemic levels. We are pleased to report that we are one of a handful healthcare-related REITs that has not reduced its dividend level in 2020. Naturally, and as you have come to expect, we must continue to closely monitor and assess distribution levels for the fourth quarter and beyond based on our actual and forward-looking operational and financial performance of the portfolio and company.

The Road Ahead

Lastly, our focus and work relative to our previously announced exploration and execution of strategic alternatives to provide further liquidity to shareholders remains on pause for obvious reasons. With that said, we continue to actively scan the industry and environment to identify thoughtful opportunities that we believe may be compelling and productive for all of us as shareholders in what is no doubt a very unique environment. As you have come to expect, we will keep you informed as we move ahead, and as material events unfold. On behalf of everyone at CNL Healthcare Properties and our approximately 12,500 residents and caregivers, we are grateful for your continued support.

Our best regards,

James M. Seneff	Stephen H. Mauldin
Chairman of the Board	Chief Executive Officer & President

cc: Financial professionals

Forward-looking statements are based on current expectations and may be identified by words such as believes, anticipates, expects, may, will, continues, could and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the company’s ability to control or accurately predict. Shareholders and financial professionals should not place undue reliance on forward-looking statements.